Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Ionis Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: New Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.001 per share issuable under the Amended and Restated 2011 Equity Incentive Plan	Other(2)	9,500,000	$53.35	$506,825,000.00	$0.00013810	$69,992.53
Equity	Common Stock, par value $.001 per share issuable under the Amended and Restated 2000 Employee Stock Purchase Plan	Other(2)	750,000	$53.35	$40,012,500.00	$0.00013810	$5,525.73
Total Offering Amounts					$546,837,500.00		$75,518.26
Total Fee Offsets							$0
Net Fee Due							$75,518.26

(1)
In accordance with Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued by Ionis Pharmaceuticals, Inc. to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and the aggregate offering price are calculated on the basis of $53.35, which is the average of the high and low price per share of Registrant’s Common Stock on July 30, 2026, as reported on the Nasdaq Global Market.